UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 18, 2005

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NELNET, INC.

(Exact name of registrant as specified in its charter)

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Nebraska	001-31924	84-0748903
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

121 South 13th Street Suite 201 Lincoln, Nebraska (Address of principal executive offices)	68508 (Zip code)

Registrant’s telephone number, including area code: (402) 458-2370

Not Applicable

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On May 18, 2005, Nelnet, Inc. (the “Company”) issued a press release announcing that it had commenced an offering of $250.0 million of Senior Notes due 2010. A copy of that press release is filed herewith as Exhibit 99.1, and a copy of the preliminary prospectus supplement related to the offering is filed herewith as Exhibit 99.2. Each of these exhibits is hereby incorporated by reference into this Item 8.01.

Item 9.01	Financial Statements and Exhibits.
(c)	Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description
99.1	Press release (“Nelnet Commences Offering of Senior Notes”) dated May 18, 2005.
99.2

Preliminary prospectus supplement dated May 18, 2005 (incorporated by reference to the Company’s preliminary prospectus supplement dated May 19, 2005 filed pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, on May 18, 2005 (File No. 333-124043)).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 19, 2005

NELNET, INC. By: /s/ Jeffrey R. Noordhoek Name: Jeffrey R. Noordhoek Title: Executive Director and Capital Markets Officer

EXHIBIT 99.1

For immediate release

Media Contact: Sheila Odom, 402.458.2329

Investor Contact: Cheryl Watson, 317.469.2064

Nelnet Commences Offering of Senior Notes

Lincoln, Neb., May 18, 2005 – Nelnet, Inc. (NYSE: NNI) has commenced an offering of $250 million of Senior Notes due 2010. Citigroup and JPMorgan will be the joint bookrunners for this offering. Credit Suisse First Boston, Fifth Third Securities, Inc. and SunTrust Robinson Humphrey are co-managers.

Nelnet intends to use a portion of the net proceeds from this offering to repay amounts outstanding under its line of credit, borrowings under which were utilized for working capital purposes. Nelnet does not have current specific plans for the remainder of the net proceeds, but intends to use them for general corporate purposes, including but not limited to the expansion of marketing efforts, capital expenditures and technology developments, working capital, warehouse financing for partially and fully disbursed FFELP loans, private education and consumer education loans, and possible acquisitions.

Copies of the preliminary prospectus supplement and accompanying prospectus relating to this offering may be obtained from Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013 or J.P. Morgan Securities Inc., 270 Park Avenue, New York, New York 10017.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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Nelnet is one of the leading education finance companies in the United States and is focused on providing quality products and services to students and schools nationwide. Nelnet ranks among the nation’s leaders in terms of total net student loan assets with $14.5 billion as of March 31, 2005. Headquartered in Lincoln, Nebraska, it originates, consolidates, securitizes, holds and services student loans, principally loans originated under the Federal Family Education Loan Program of the U.S. Department of Education.

Additional information is available at www.nelnet.net.

This press release may contain forward-looking statements and information that are based on management’s current expectations as of the date of this press release. When used in this press release, the words “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause the actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations and from changes in these laws and regulations, which may reduce the volume, average term and costs of yields on student loans under the Federal Family Education Loan Program of the U.S. Department of Education, or result in loans being originated or refinanced under non-FFELP programs or may affect the terms upon which banks and others agree to sell FFELP loans to us. We could also be affected by changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in the general interest rate environment and in the securitization markets for education loans, which may increase the costs or limit the availability of financings necessary to initiate, purchase or carry education loans; losses from loan defaults; and changes in prepayment rates and credit spreads.